NEWS RELEASE
Lincoln Financial Group Reports First Quarter 2013 Results
___________________________________________

Consolidated Deposits of $6.1 billion Drives 67% Increase in Net Flows
Book Value Per Share, excluding AOCI of $42 up 14%
Repurchased $100 million of Shares in the Quarter

Philadelphia, PA, May 1, 2013 – Lincoln Financial Group (NYSE:LNC) today reported net income for the first quarter of 2013 of $239 million, or $0.86 per diluted share, compared to net income in the first quarter of 2012 of $243 million, or $0.82 per diluted share.  First quarter income from operations was $285 million, or $1.02 per diluted share, compared to $293 million, or $0.99 per diluted share, in the first quarter of 2012.

“Results in the quarter continued to reflect the successful execution of our product strategy as our distribution strength led to sales growth across all businesses,” said Dennis R. Glass, president and CEO of Lincoln Financial Group. “Although overall earnings were reduced by fluctuations in mortality and alternative investment income, our topline fundamentals and expense discipline remain strong, supplemented by continued active capital management.”

	As of or For the
	Quarter Ended
(millions of dollars except per share data)	2013	2012
Net Income (Loss)	$239	$243
Net Income (Loss) Per Diluted Share	0.86	0.82
Revenues	2,844	2,710
Income (Loss) from Operations	285	293
Income (Loss) from Operations Per Diluted Share	1.02	0.99
Average Diluted Shares	278.6	295.9
ROE (Income from Operations)	10.2%	11.2%
ROE (Net Income)	8.5%	9.3%
Book Value per Share, Including AOCI	$55.33	$45.94
Book Value per Share, Excluding AOCI	42.00	36.76

1Q2013 Operating Highlights
•	Consolidated account balances of $186 billion up 10%
•	Consolidated net flows of $2.1 billion up 67%
•	Operating revenues of $2.9 billion up 4%
•	Annuities total deposits of $3.2 billion up 30%
•	Retirement Plan Services total deposits of $1.7 billion up 10%
•	Life insurance sales of $150 million up 23%
•	Group Protection sales of $71 million up 6%

The quarter’s operating results included $0.03 of net unfavorable items primarily related to expenses.  The quarter’s results also included earnings fluctuations of approximately $0.07 for higher-than-expected mortality in the individual and group life businesses and approximately $0.02 for lower-than-expected net investment income from alternative investments.

First Quarter 2013 – Segment Results

Annuities
The Annuities segment reported income from operations of $159 million in the first quarter of 2013, up 16% from $137 million in the prior-year quarter.

Gross annuity deposits in the first quarter of $3.2 billion drove net flows of $885 million and an 11% increase in account values to $101 billion.  Variable annuity deposits were $2.9 billion, up 35% from the prior-year quarter and down 3% from the fourth quarter of 2012.

Variable annuity contracts sold in the quarter included benefit reductions implemented at the end of 2012, reflecting the company’s ongoing efforts to maintain a consistent and disciplined presence in the marketplace.  Of the $2.9 billion of variable annuity gross deposits in the quarter, 78% of the deposits included a guaranteed living benefit rider built on risk-managed funds, and 9% did not include a guaranteed living benefit rider.

Retirement Plan Services
Retirement Plan Services reported income from operations of $35 million, flat with the prior-year quarter.

The Retirement business continues to see benefits of investment in technology and distribution with another solid quarter in sales, retention and account value growth.  Total deposits of $1.7 billion were up 10% versus the prior-year quarter driven by strong first-year sales and renewal deposits across all markets. Total net flows in the current quarter were $344 million as compared to $212 million in the prior-year quarter, contributing to an 11% increase in account balances to $46.4 billion.

Relative to expectations, prepayment investment income increased earnings by $2 million.

Life Insurance
Life Insurance income from operations was $112 million compared to $139 million in the prior-year quarter.

Life insurance sales of $150 million increased 23% over the prior-year quarter results driven by an 82% increase in the company’s Pivot products, which include variable universal life, indexed universal life, flexible premium MoneyGuard® and term life insurance products.  As a result, sales of guaranteed universal life accounted for just 18% of first quarter sales, down from 30% in the prior-year quarter.

Life insurance in-force of $594 billion grew 2% and average account values of $38 billion increased 6% over the prior-year quarter.

Relative to expectations, mortality and alternative investment income reduced earnings by $20 million.

Group Protection
For the first quarter, Group Protection income from operations was $14 million, compared to $16 million in the prior-year period.   The non-medical loss ratio of 74.8%, which included a 50 basis point reduction in the reserve discount rate on new claim incurrals to 3.75%, was in-line with the prior-year quarter and slightly above the target range.

Earnings were below expected levels as improvements in long-term disability and positive movements in pricing across all product lines were offset by elevated mortality experience in group life insurance.

Group Protection sales of $71 million for the quarter increased 6% from the same period last year.  Non-medical net earned premiums were $475 million in the first quarter, up 10% over the year-ago period.

Relative to expectations, mortality reduced earnings by $7 million.

Other Operations
Other Operations reported a loss from operations of $35 million in the quarter versus a loss of $34 million in the prior-year quarter.  The quarter included net unfavorable items of approximately $8 million due to expenses.

Realized Gains and Losses
Realized gains/losses (after-tax) in the quarter included:
•	A net loss from general account investments of $4 million, as compared to a $6 million net gain in the prior-year quarter.
•	A $34 million variable annuity net derivatives loss, including positive hedge performance of $1 million and a $35 million loss associated with the non-performance risk component.

Unrealized Gains and Losses
The company reported a net unrealized gain of approximately $8.7 billion, pre-tax, on its available-for-sale securities at March 31, 2013.  This compares to a net unrealized gain of approximately $6.4 billion at March 31, 2012.

Capital
During the quarter, the company repurchased 3.4 million shares of stock at a cost of $100 million.  The quarter’s average diluted share count of 278.6 million shares was down 6% from the first quarter of 2012, the result of repurchasing 17.9 million shares of stock since March 31, 2012.

Book Value
As of March 31, 2013, book value per share, including accumulated other comprehensive income (“AOCI”), of $55.33 increased 20% from a year ago.  Book value per share, excluding AOCI, of $42.00 increased 14% from the prior-year period.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and capital markets conditions.  Please see the Forward Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

The tables attached to this release define and reconcile income from operations, return on equity (“ROE”), and book value per share excluding AOCI, non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Lincoln Financial Group will discuss the company’s first quarter results with investors in a conference call beginning at 10:00 a.m. (ET) on Thursday, May 2, 2013.  Interested persons are invited to listen through the internet.  Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

Dial:    (877) 776-4049 (Domestic)
                    (914) 495-8602 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its first quarter 2013 statistical supplement on its website, www.LincolnFinancial.com/earnings.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates.  With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $186 billion as of March 31, 2013.  Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life, disability and dental insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services.  For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:	Jim Sjoreen	Michael Arcaro
	(484) 583-1420	(484) 583-1799
	Investor Relations	Media Relations
	Investorrelations@LFG.com	michael.arcaro@LFG.com

Definition of Income (Loss) from Operations, Operating Revenues and Return on Equity
Income (loss) from operations, operating revenues and return on equity (“ROE”), as used in the earnings release, are non-GAAP financial measures and do not replace GAAP revenues,  net income (loss) and ROE.  We exclude the after-tax effects of the following items from GAAP net income (loss) to arrive at income (loss) from operations: realized gains and losses associated with the following ("excluded realized gain (loss)"): sale or disposal of securities; impairments of securities; change in the fair value of derivative investments, embedded derivatives within certain reinsurance arrangements and our trading securities; change in the fair value of the derivatives we own to hedge our guaranteed death benefit ("GDB") riders within our variable annuities, which is referred to as "GDB derivatives results"; change in the fair value of the embedded derivatives of our guaranteed living benefit (“GLB”) riders within our variable annuities accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) (“embedded derivative reserves”), net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative reserves, the net of which is referred to as “GLB net derivative results”; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products accounted for under the Derivatives and Hedging and the Fair Value Measurements and Disclosures Topics of the FASB ASC (“indexed annuity forward-starting option”); change in reserves accounted for under the Financial Services - Insurance - Claim Costs and Liabilities for Future Policy Benefits Subtopic of the FASB ASC resulting from benefit ratio unlocking on our GDB and GLB riders ("benefit ratio unlocking"); income (loss) from the initial adoption of new accounting standards; income (loss) from reserve changes (net of related amortization) on business sold through reinsurance; gain (loss) on early extinguishment of debt; losses from the impairment of intangible assets; and income (loss) from discontinued operations.

Operating revenues represent GAAP revenues excluding the pre-tax effects of the following items, as applicable: excluded realized gain (loss); amortization of deferred front-end loads (“DFEL”) arising from changes in GDB and GLB benefit ratio unlocking; amortization of deferred gains arising from the reserve changes on business sold through reinsurance; and revenue adjustments from the initial adoption of new accounting standards.

Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing annualized net income (loss) by average equity, excluding accumulated other comprehensive income (loss) ("AOCI").  Management evaluates return on equity by both including and excluding average goodwill within average equity.

Income (loss) from operations, operating revenues, return on equity (including and excluding average goodwill within average equity), excluding AOCI, using annualized income (loss) from operations and return on capital are financial measures we use to evaluate and assess our results.  Management believes that these performance measures explain the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

The company uses its prevailing corporate federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in its financial statements and federal income tax returns when reconciling non-GAAP measures to the most comparable GAAP measure.

Lincoln National Corporation
Reconciliation of Net Income to Income from Operations

(millions of dollars, except per share data)	For the Three
	Months Ended
	March 31,
	2013	2012

Total Revenues	$2,844	$2,710
Less:
Excluded realized gain (loss)	(91)	(112)
Amortization of DFEL on benefit ratio unlocking	-	1
Amortization of deferred gains arising from reserve changes on business sold through reinsurance	1	1
Total Operating Revenues	$2,934	$2,820

Net Income (Loss)	$239	$243
Less (1):
Excluded realized gain (loss)	(60)	(73)
Benefit ratio unlocking	14	23
Income (loss) from reserve changes (net of related amortization) on business sold through reinsurance	-	1
Income (loss) from discontinued operations	-	(1)
Income (Loss) from Operations	$285	$293

Earnings (Loss) Per Common Share (Diluted)
Income (loss) from operations	$1.02	$0.99
Net income (loss)	0.86	0.82

Average Stockholders' Equity
Average equity, including average AOCI	$14,918	$13,110
Average AOCI	3,695	2,650
Average equity, excluding AOCI	11,223	10,460
Average goodwill	2,273	2,273
Average equity, excluding AOCI and goodwill	$8,950	$8,187

Return on Equity, Excluding AOCI
Net income (loss) with average equity including goodwill	8.5%	9.3%
Income (loss) from operations with average equity including goodwill	10.2%	11.2%
Income (loss) from operations with average equity excluding goodwill	12.7%	14.3%

(1)
We use our federal income tax rate of 35% while taking into account any permanent differences for events recognized differently in our financial statements and federal income tax returns when reconciling our non-GAAP measures to the most comparable GAAP measure.

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI by (b) common shares outstanding, assuming conversion of Series A preferred shares. We provide book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.  Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of March 31, 2013 and 2012 is set forth below.

	As of March 31,
	2013	2012
Book value per share, including AOCI	$55.33	$45.94
Per share impact of AOCI	13.33	9.18
Book value per share, excluding AOCI	42.00	36.76

Lincoln National Corporation
Digest of Earnings

(millions of dollars, except per share data)	For the Three
	Months Ended
	March 31,
	2013	2012

Revenues	$2,844	$2,710

Net Income (Loss)	$239	$243

Earnings (Loss) Per Common Share - Basic	$0.89	$0.84
Earnings (Loss) Per Common Share - Diluted	0.86	0.82

Average Shares - Basic	270,265,766	289,055,925
Average Shares - Diluted	278,592,099	295,909,668

Forward Looking Statements — Cautionary Language

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln's businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:
•
Deterioration in general economic and business conditions that may affect account values, investment results, guaranteed benefit liabilities, premium levels, claims experience and the level of pension benefit costs, funding and investment results;

•
Adverse global capital and credit market conditions could affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•
Because of our holding company structure, the inability of our subsidiaries to pay dividends to the holding company in sufficient amounts could harm the holding Company’s ability to meet its obligations;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, our subsidiaries' products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserve requirements related to secondary guarantee universal life and annuities; regulations regarding captive reinsurance arrangements; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•	Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses, estimated gross profits and demand for our products;
•
Uncertainty about the effect of rules and regulations to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act on us and the economy and financial services sector in particular;

•
The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;

•
A decline in the equity markets causing a reduction in the sales of our subsidiaries' products, a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, or "DAC," value of business acquired, or "VOBA," deferred sales inducements, or "DSI," and deferred front end sales loads, or "DFEL," and an increase in liabilities related to guaranteed benefit features of our subsidiaries' variable annuity products;

•
Ineffectiveness of our risk management policies and procedures, including various hedging strategies used to offset the effect of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries' products, in establishing related insurance reserves and in the amortization of DAC, VOBA, DSI and DFEL, which may reduce future earnings;

•
Changes in accounting principles generally accepted in the United States, or "GAAP," including the potential incorporation of International Financial Reporting Standards into the U.S  Financial Reporting System that may result in unanticipated changes to our net income;

•
Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;

•
Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain investments in our portfolios as well as counterparties to which we are exposed to credit risk requiring that we realize losses on investments;

•	Inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others;
•	Interruption in telecommunication, information technology or other operational systems or failure to safeguard the confidentiality or privacy of sensitive data on such systems;
•	The effect of acquisitions and divestitures, restructurings, product withdrawals and other unusual items;
•	The adequacy and collectibility of reinsurance that we have purchased;
•	Acts of terrorism, a pandemic, war or other man-made and natural catastrophes that may adversely affect our businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;

•
The unknown effect on our subsidiaries' businesses resulting from changes in the demographics of their client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, financial planners or wholesalers.

The risks included here are not exhaustive. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.